Exhibit 10.4

IND SPONSOR: InCHOIR

CLINICAL TRIAL AGREEMENT

BETWEEN

THE NATIONAL HEART, LUNG, AND BLOOD INSTITUTE (“NHLBI”)

AND

Mesoblast, Inc.

Protocol # CTSNLVAD02

“Safety and Efficacy of Intramyocardial Injection of Mesenchymal Precursor Cells on Myocardial Function in LVAD Recipients”

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

This Clinical Trial Agreement (the “Agreement”), effective as of July     , 2014 (the “Effective Date”) is made by and between the National Heart, Lung, and Blood Institute (“NHLBI”), an institute of the National Institutes of Health (“NIH”), which is part of the United States Government Department of Health and Human Services (HHS), and Mesoblast, Inc. (“Company”), located at 505 Fifth Ave., 3rd Floor, New York, NY 10017 (individually referred to as the “Party” and collectively referred to as the “Parties”) for a Clinical Trial designated as Protocol # CTSNLVAD02 entitled “Safety and Efficacy of Intramyocardial Injection of Mesenchymal Precursor Cells on Myocardial Function in LVAD Recipients.”

NHLBI will conduct this clinical trial through NHLBI extramurally-funded clinical research sites: the Cardiothoracic Surgical Trials Network (“CTSN”), including its Core, Ancillary and Satellite clinical sites, and Core Laboratories. This network and sites were established under a number of U.S. Government Cooperative Agreement Grants from the NHLBI with additional funding provided by the National Institute of Neurologic Disorders and Stroke (NINDS), and the Canadian Institutes of Health Research (CIHR), in part to develop, coordinate and conduct multi-center cellular therapy clinical trials for cardiovascular regenerative medicine applications, and will conduct the clinical trial under the terms of its funding agreements. The International Center for Health Outcomes and Innovation Research (InCHOIR), Mount Sinai School of Medicine, operating under U.S. Government Cooperative Agreement Grant 2U01-HL088942-07, is the Sponsor of the Investigational New Drug Application 13967 (IND), and will serve as the Data Coordinating Center (“CTSN DCC”). Dr. Annetine Gelijns (InCHOIR), IND Sponsor’s Authorized Representative, and Dr. Deborah Ascheim, Principal Investigator for the Clinical Trial, has filed the Protocol with the U.S. FDA to the active subject IND, and as either the CTSN DCC or its subcontractors will perform the necessary support activities, including but not limited to data collection, management, analysis, and reporting, and adverse events reporting. Notwithstanding any statement to the contrary in this Agreement, the network and Clinical Research Sites including the CTSN DCC and the Core Laboratories, and their respective investigators are not parties to this Agreement. However, NHLBI shall ensure, through its grantee, Mount Sinai School of Medicine, that all subcontracts between the CTSN DCC and such Clinical Research Sites and Core Laboratories and their respective investigators containing terms similar to and in accordance with those set forth in this Agreement.

This Agreement sets forth the terms and conditions under which this clinical trial will be conducted and managed.

The Company and the NHLBI agree as follows:

1.	DEFINITIONS

The terms listed in this Section have the meanings indicated throughout this Agreement. To the extent a definition of a term as provided in this Section is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Event” or “AE” means any untoward medical occurrence in a Human Subject during the course of the Clinical Trial. An AE does not necessarily have a causal relationship with the Test Article or pharmaceutical product, that is, it can be any unfavorable and unintended diagnosis, symptom, sign (including an abnormal laboratory finding), syndrome or disease which either occurs during the study, having been absent at baseline, or, if present at baseline, appears to worsen. Any AE that occurs between the time a Human Subject is randomized to a treatment arm to the time he or she departs the Clinical Trial at the end of the final follow-up visit will be captured and recorded.

“Affiliate” with respect to the Company means

(i)	any legal entity of which the securities or other ownership interests representing fifty per cent (50%) or more of the equity or fifty per cent (50%) or more of the ordinary voting power or fifty per cent (50%) or more of the general partnership interest are, at the time such determination is being made, owned, controlled or held, directly or indirectly, by such legal entity, or

(ii)	any legal entity which, at the time such determination is being made, is controlling or under common control with, such legal entity.

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

As used herein, the term “control”, whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a legal entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Clinical Trial Agreement “CTA”, all executed amendments and supplements to this Agreement and all schedules, appendices and/or addenda to this Agreement.

“Electronic Case Report Form” (“eCRF”) means the data collection form(s) to be completed for each Human Subject participating in the Clinical Trial.

“Clinical Research Sites” means the participating clinical research sites where the Clinical Trial will be conducted in strict accordance with the Protocol. Other clinical sites or sub-sites may be added as necessary in order to complete the Protocol. In such a case, the Protocol will be amended to include the additional sites. Pursuant to their contract/grant, each Clinical Research Site will be responsible for the data, and scientific reporting of all results/data obtained from the Clinical Trial at the Investigator’s Clinical Research Site.

“Clinical Trial” means a biomedical or behavioral research study of Human Subjects that is designed to answer specific questions about biomedical or behavioral interventions (drugs, treatments, devices, or new ways of using known drugs, treatments, or devices). Clinical Trials are used to determine whether new biomedical or behavioral interventions are safe, efficacious, and effective. In this Agreement “Clinical Trial” means the Clinical Trial for the Protocol.

“Clinical Terms of Award” means the legal requirements NHLBI imposes on a clinical Cooperative Agreement.

“Confidential Information” means confidential scientific, proprietary, business, financial information or Identifiable Private Information provided that Confidential Information does not include:

(a)	Information that is in the public domain or subsequently enters the public domain through no fault of the receiving Party;

(b)	Information that is presently known or becomes known to the receiving Party from its own independent sources, without restriction as to confidentiality or use, from a party having the legal right to disclose data;

(c)	Information that can be established by competent proof was already known and lawfully in the possession of the receiving Party, at the time of the disclosure, without restriction as to confidentiality or use;

(d)	Information that is independently created or compiled by the receiving Party without reference to or use of the Confidential information and such independent development can be documented by receiving Party with written records; or

(e)	Information that is reasonably required by scientific standards for publication of the results of the Clinical Trial (including Clinical Trial methods and/or data); or

(f)	Information that is independently created, compiled or otherwise generated by the Clinical Research Sites, DCC, or Core, Ancillary and Satellite sites including the Core Laboratories and made known to NHLBI as a result of conducting the Clinical Trial that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the Test Article.

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

“Confidential Information Use Exception” Confidential Information that is (1) required to be disclosed for compliance with applicable U.S. federal, Foreign government, state or local law or regulation, or (2) required to be disclosed by a court of competent jurisdiction or governmental authority may be disclosed for such limited purpose, provided that when the party required to disclose is required to disclose for compliance with applicable laws that such disclosing party provides the other party with prompt written notice so that the other party may seek a court order to enjoin disclosure. All Confidential Information disclosed under this provision will retain Confidential Information status as defined above for all other purposes.

“Data and Safety Monitoring Board” (DSMB) means an independent group of experts that advises the NHLBI and the Investigators. The primary responsibilities of the NHLBI-sponsored DSMB are to: (i) periodically review and evaluate the accumulated data of the Clinical Trial for participant safety, Clinical Trial conduct and progress, and when appropriate, efficacy; and (ii) make recommendations to NHLBI concerning the continuation, modification, or termination of the Clinical Trial.

“Data Coordination Center” or “DCC” means a non-governmental organization funded by the NHLBI which receives, reviews, and performs data management tasks on the individual Human Subject Case Report Forms completed and statistical analyses of the aggregate data for this Clinical Trial. The CTSN Data Coordination Center for this Clinical Trial is located at the Mount Sinai School of Medicine (InCHOIR).

“Effective Date” means the date of the last signature of the Parties executing this Agreement.

“FDA” means the U.S. Food and Drug Administration. For the purpose of this Agreement, the use of the term FDA also means any “HA” (as defined below), as appropriate.

“Government” means the Federal Government of the United States of America.

“Cooperative Agreement” means the award providing financial assistance from NHLBI for approved activities. An NHLBI Cooperative Agreement is a Grant in the U series that features substantial NHLBI involvement.

“HA” means non-U.S. Health Authority used when the Clinical Trial is being conducted in whole or in part at a non-U.S. Clinical Research Site requiring the use of non-U.S. regulatory agencies.

“Human Subject” means, in accordance with the definition in 45 C.F.R. Part 46.102(f), a living individual about whom an Investigator conducting research obtains:

(i)	Data through intervention or interaction with the individual; or

(ii)	Identifiable Private Information.

“ICH” means the International Conference on Harmonization. Cited is:

(i)	ICH E6 (R1): “Good Clinical Practice: Consolidated Guidance”, published in the Federal register (62 Federal Register 25, 691 (1997)), also referred to as “FDA Good Clinical Practice Guidelines”.

“Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the Human Subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“IND” means an “Investigational New Drug Application”, filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Test Article) is performed in Human Subjects in the United States or intended to support a United States licensing action. For the purpose of this Agreement, the use of the term IND also means any “RA” (as defined below), as appropriate.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. 46, Protection of Human Subjects (Revised November 13, 2001) and 21 C.F.R. 56, Subpart C: IRB Functions and Operations, (as

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

amended June 18, 1991, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a Clinical Trial. It may also be referred to as an Independent Ethics Committee in accordance with ICH E-6, Section 1.27.

“Invention” means any invention or discovery that is or may be patentable or otherwise protectable under 35 U.S.C., or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

“Investigator” means, in accordance with 21 C.F.R. Part 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a Human Subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects. In this Agreement, “Investigator” means the individual(s) identified as responsible for the conduct of the Clinical Trial at the Clinical Research Sites.

“Investigator’s Brochure” or “IB” means, in accordance with the definition in 21 C.F.R. Part 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the Test Article or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the Test Article.

“OHRP” or “Office of Human Research Protections” means the HHS office that oversees protection of human subjects from research risks under 45 C.F.R. Part 46 (the Common Rule).

“Party” means an entity entering into this Agreement, referred to individually as the “Party” and collectively as the “Parties”.

“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

“Principal Investigator” means Deborah D. Ascheim, MD; Associate Professor, Department of Health Evidence & Policy / Cardiovascular Institute; Clinical Director of Research, InCHOIR; Icahn School of Medicine at Mount Sinai.

“Protocol” means the formal, detailed description of the Clinical Trial to be performed as provided in Protocol # CTSNLVAD02 entitled “Safety and Efficacy of Intramyocardial Injection of Mesenchymal Precursor Cells on Myocardial Function in LVAD Recipients.” A Protocol describes the objective(s), design, methodology, statistical considerations, and organization of a Clinical Trial. For the purposes of this Agreement, the term Protocol includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the Clinical Trial. The Agreement will be governed by the most recent version of the Protocol, and should the Agreement be executed prior to complete finalization of the Protocol, the last-dated version thereof will be considered to be incorporated by reference in place of any prior versions. In the event that there is a conflict between the terms of the Protocol and the terms of the Agreement, the terms of the Protocol will govern for medical and scientific purposes and the terms of the Agreement will govern for all other purposes.

“Protocol Development Committee/Executive Steering Committee” means the study team, under the direction of NHLBI, responsible for the overall scientific direction for the Clinical Trial, development and management of the Protocol, evaluation of data, amendments to the Protocol, and all issues related to the Protocol or aspects of Protocol development and modification. The study team will maintain contact with study investigators to ensure high quality data collection, approve and implement major protocol changes in response to advice from the DSMB, collaborate in data analysis, interpretation, and publication,

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

establish criteria for the authorship on all manuscripts, publications and presentations that arise from the Clinical Trial. The study team will include the Protocol chair (an Investigator), other Investigators, representatives from the NHLBI, and the persons involved with statistical and data analysis for the Clinical Trial. The representatives from the Company may attend meetings of the study team, and the study team will consider in good faith the comments provided by Company.

“RA” means an IND equivalent non-U.S. regulatory application.

“Sponsor” means, in accordance with the definition in 21 C.F.R. Part 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing Clinical Trial with Test Article.

“Study Report” means a report generated by the CTSN DCC for the purpose of providing the unblinded trial results to the NHLBI-appointed Data Safety and Monitoring Board (DSMB) and the CTSN investigators, the latter of whom may publish the trial results once the trial is completed. The Study Report will contain the complete data analysis set, including unblinded safety and efficacy outcomes, and, where not self-explanatory, an explanation of the applicable analyzed data set.

“Test Article(s)” means, in accordance with 21 C.F.R. Part 50.3(j), any drug (including a biological product), medical device, food additive, color additive, electronic product, material or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et seq., Pub. L.No.75-717, 52 Stat. 1040 (1938), as amended. In this Agreement, Test Article(s) collectively refers to an allogeneic, immunoselected, ex vivo expanded mesenchymal precursor cell product (MPC), produced by Company using its proprietary technology, and cryopreserved and provided in injectable cryoprotective media, and the injectable cryoprotective media alone (Control/sham/comparator), as identified in the Protocol.

2.	CLINICAL RESEARCH SITES AND INVESTIGATORS

2.1	The Company acknowledges that the NHLBI substantially funds the Clinical Research Sites and the CTSN DCC under Cooperative Agreements and, therefore, the Clinical Research Sites and the CTSN DCC have certain existing contractual or other legal obligations to the NHLBI.

2.2	The Company will not provide any funding or material for any aspect of the Clinical Trial to any Clinical Research Site or participating in the Clinical Trial without the prior written approval of the NHLBI. In addition, subject to Section 12.4 of this Agreement, the Company will not enter into any separate agreements, including, but not limited to Material Transfer Agreements, with the Clinical Research Sites or the Investigators at the Clinical Research Sites that interfere with the conduct of this Clinical Trial.

2.3	The NHLBI will not utilize:

2.3.1	Any organization performing services in connection with this Clinical Trial that has been:

(i)	Debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b); or

(ii)	Suspended by the Office for Human Research Protections (OHRP) as a clinical research site under 45 C.F.R. Part 46, and

2.3.2	Any person convicted of a felony under federal law for conduct:

(i)	Relating to the development or approval, including, but not limited to, the process for development or approval, of any drug, product, medical device, New Drug Application (NDA), Pre-Market Application (PMA), 510(k) or IND or similar application; or

(ii)	Otherwise relating to the regulation of any drug product or medical device under the FD&C Act.

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

2.3.3	Any person performing services in connection with this Clinical Trial has been disqualified as a clinical investigator under 21 C.F.R. Part 312.70.

2.3.4	Any Investigator who is not qualified by training and experience as an appropriate expert to conduct the Clinical Trial, as required under 21 C.F.R. Part 312.53.

2.4	If either Party becomes aware that any organization or person involved in the Clinical Trial is debarred, threatened with debarment, disqualified, threatened with disqualification, or suspended, that Party will notify the other Party as soon as practicable.

2.5	The Cooperative Agreements require and the NHLBI agrees that the NHLBI, Principal Investigator and Investigators at Clinical Research Sites shall conduct the Clinical Trial in accordance with applicable provisions of ICH E6 (R1): FDA Good Clinical Practice and shall comply with all applicable U.S., foreign government, state and local laws, regulations and guidelines.

2.6	The Company agrees that this Protocol will be conducted only at Clinical Research Sites defined in the Protocol. However, the Company can conduct, at its own expense and under its own IND, additional Clinical Trials with Test Article; provided, however, that the Company agrees not to directly compete with this Clinical Trial for the enrollment of Human Subjects by initiating an independent clinical trial, with a protocol, that would compete for the same local Human Subject study population as that served by any of the designated Clinical Research Sites. NHLBI acknowledges that the Test Article constitutes proprietary technology of the Company, and as such, Company may develop protocols that have similar elements in part to the Protocol.

3.	INVESTIGATIONAL NEW DRUG APPLICATION SPONSORSHIP

3.1	IND. The Company acknowledges that the IND Sponsor has submitted the Protocol with the U.S. FDA to the already active IND #13967. The IND will satisfy all of the requirements of the FDA. The NHLBI acknowledges that the Company has provided the IND Sponsor with a letter of cross-reference to all pertinent regulatory filings (including IND 13335) sponsored by the Company for the limited purpose of IND Application 13967. The Company acknowledges that it has received from the IND Sponsor a letter granting the FDA permission to cross-reference the IND filed by the Sponsor for this Clinical Trial for other regulatory submissions provided by Company. Accordingly, NHLBI and the IND Sponsor hereby grant Company a right to cross-reference relevant data within IND Application 13967 for purposes of developing and commercializing Company’s products, including without limitation the Test Article.

3.2	Clinical Monitoring. The CTSN DCC will be responsible for Clinical Research Site monitoring and quality assurance of all data in accordance with the clinical monitoring plan. Monitoring will be done in compliance with current Good Clinical Practice Guidelines The CTSN DCC will communicate any clinically significant findings from clinical monitors to the NHLBI and Company in a timely manner.

3.3	Adverse Event Reporting.

3.3.1	The CTSN DCC will collect adverse event reports according to the procedure outlined in the Protocol. The CTSN DCC will assume responsibility for the reporting of Adverse Events to the FDA and will provide copies of all of the reports, redacted to maintain blinding to control data, to the Company.

3.3.2

The CTSN DCC will report all unexpected serious Adverse Events associated with the Test Article observed in this Clinical Trial (IND Safety Reports) to the FDA, the Company, and the Protocol Team on a timely basis consistent with 21 C.F.R. Part 312.32 and the Protocol. The CTSN DCC will report all other serious and non-serious adverse experiences to the

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

FDA and will provide to the Company reports, redacted of Identifiable Private Information and maintaining blinding to control data, on a timely basis consistent with 21 C.F.R. Part 312.33.

3.3.3	As the manufacturer, the Company will, in a timely manner consistent with FDA requirements and during the term of this Clinical Trial, provide the NHLBI and CTSN DCC with any material information it now has or may obtain in the future regarding the safety and/or the toxicity of Test Article. The CTSN DCC will promptly review the information and determine if the information warrants informing all participating Investigators in the Clinical Trial. If said determination warrants, the CTSN DCC will transmit that information to all Investigators participating in the Clinical Trial. The NHLBI acknowledges that the Company and the CTSN DCC have entered into a Safety Data Exchange Agreement to govern the exchange of safety data and information regarding the Test Article.

3.4	Safety Monitoring.

In accordance with NIH guidelines, the Company and the NHLBI agree that the following type(s) of safety monitoring is (are) necessary and appropriate for this Clinical Trial: DSMB.

If a DSMB is constituted or is in place for the Clinical Trial, the NHLBI or CTSN DCC will notify the Company in advance of any DSMB review. The Company may participate in and will receive the open session reports of the DSMB. The recommendations derived from the closed sessions, redacted to maintain blinding of the Company to control data, will also be communicated to the Company.

4.	FDA MEETINGS/COMMUNICATIONS

4.1	With respect to any discussions with the FDA involving data obtained from this Clinical Trial under IND# 13967, the CTSN DCC and NHLBI, in consultation with the Company, will take the initiative in arranging meetings or conference calls with the FDA. Formal meetings with the FDA concerning the Clinical Trial design and/or data will be discussed and agreed upon in advance by the Company and the CTSN DCC and NHLBI. The Company will have the right to participate in all formal meetings with the FDA. The Company agrees not to contact the FDA independent of the CTSN DCC and NHLBI concerning this Clinical Trial. However, the Company may contact the FDA on separate product-related issues.

4.2	The Company will in a timely manner notify NHLBI and CTSN DCC of any FDA correspondence related to the Protocol that is received by the Company, or its Affiliates, any FDA enforcement actions directed toward the Company or its Affiliates, including but not limited to the following but only if these would impact the safety of Human Subjects in the Clinical Trial: warning letters, seizures, recalls, injunctions/consent decrees, rejection of regulatory submissions or withdrawal of approval for Test Article; criminal investigations, and proceedings to debar the Company or its Affiliates or individuals employed under a contract to the Company and/or its Affiliates.

4.3	The Company will also promptly notify NHLBI and CTSN DCC of any action taken by the FDA regarding manufacturing of the Test Article that would impact the safety of Human Subjects in the Clinical Trial.

5.	SUPPLY, DISTRIBUTION, AND USE OF TEST ARTICLE

5.1	Supply.

5.1.1

The NHLBI will provide the Company with an estimate of the quantity of Test Article that will be required to complete the Protocol. The Company will supply sufficient quantities of appropriately formulated Test Article to the Clinical Research Sites without cost or expense, on a schedule mutually agreed upon by the Parties per Attachment 1, which is hereby

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

incorporated in its entirety into this Agreement, to ensure timely performance and completion of the Protocol. After the CTSN DCC has: (i) received a copy of the approval of the Protocol from the IRB of the Clinical Research Site, including the approved subject Informed Consent Form, (ii) received a financial disclosure form which complies with FDA regulations 21 CFR 54 and 312, (iii) and other essential study documents as needed, and (iv) Clinical Research Site has been qualified to conduct the Clinical Trial; the Test Article will be shipped to the Clinical Research Site and will be managed according to the Protocol.

5.1.2	The Company will be responsible for labeling the Test Article used in the Clinical Trial.

5.2	Distribution.

5.2.1	The Company will ship the Test Article directly to the Clinical Research Sites as mutually agreed by the Parties per Attachment 1of this Agreement. The Company will provide specific storage and/or shipping instructions for the Test Article to the CTSN DCC and the Clinical Research Sites, who will be responsible for adhering to them, as mutually agreed by the Parties. The Company warrants that any packaging for hazardous material, provided by the Company, meets Department of Transportation regulatory requirements for use at all Clinical Research Sites.

5.2.2	The Test Article should be received by the Clinical Research Sites in usable condition, specific storage and shipping instructions, stability and/or expiration dating information and the Certificate of Analysis (CoA) for each lot of Test Article sent.

5.2.3	If there is evidence that the Test Article that arrived at the Distributor or Clinical Research Site has not been maintained according to the defined shipping instructions or is potentially adulterated, NHLBI or CTSN DCC will contact the Company to inform them of the condition of the received Test Article and to determine if the Test Article is usable or if it must be replaced. If the Test Article must be replaced, the Company will replace it at no cost to NHLBI, or the Clinical Research Sites.

5.3	Use.

5.3.1	The NHLBI will not chemically modify, replicate, make derivatives of, or reverse engineer the Test Article unless mutually agreed in writing by the Parties.

5.3.2	The NHLBI pursuant to the Clinical Terms of Award will require that the Investigators:

(i)	use the Test Article only in accordance with the Protocol and for no other purpose;

(ii)	not transfer the Test Article to any parties except the Company; and

(iii)	not chemically modify, replicate, make derivatives of, or reverse engineer the Test Article unless mutually agreed to, in writing, by the Parties.

5.4	Investigator’s Brochure. The Company will provide a current IB for all applicable components of the Test Article, and any later revisions and addenda to the IB for the Test Article to the NHLBI and CTSN DCC, as mutually agreed by the Parties, who will agree to keep them in confidence in accordance with Section 11 (Confidentiality Information) of this Agreement.

5.5	Destruction/Return. The Clinical Research Sites will be instructed to follow all applicable laws, regulations and policies regarding the disposition or destruction of the Test Article. The Company will pay for the cost of transporting any requested, unused Test Article from the Clinical Research Site to the Company.

5.6	Warranty. The Company represents and warrants that to the best of its knowledge the Test Article supplied has been produced in accordance with the FDA’s cGMP set out in 21 C.F.R. §§ 210-211, and ICH QA7, and meets the specifications cited in the Certificates of Analysis for the Test Article and IB provided.

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

5.7	Source. In the event the Company elects to terminate its development of Test Article or unilaterally terminate this Agreement for reasons other than safety or IRB approval withdrawal, without the transfer of its development efforts and obligations under this Agreement to another party acceptable to the NHLBI, such acceptance not to be unreasonably withheld, within a reasonable time from termination of development of Test Article, such time not to exceed four (4) months, then the Company, if it has not already done so, will continue to provide the Clinical Research Sites with Test Article at no cost for Test Article and in sufficient quantities to complete the Clinical Trial in the manner described in the Protocol, but only to the maximum number of Human Subjects as identified in the Protocol at the time of Company’s notice of termination of its development of the Test Article. The Company hereby grants to the NHLBI a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Invention which the Company may have or obtain on Test Article, its manufacture, or on the process for use of Test Article, throughout the world, for medical research purposes related to the Protocol for the sole purpose of completing the Clinical Trial. This license will only become effective in the event the Company terminates its development of Test Article or this Agreement for reasons other than safety or IRB approval withdrawal, without the transfer of its development efforts to another party within the time period recited in this Section 5.7, and the NHLBI elects to complete the Clinical Trial.

6.	PROTOCOL DEVELOPMENT AND REGISTRATION

6.1	The Parties agree that enrollment in the Clinical Trial will not start until the version of the Protocol to be used has been reviewed in advance by the Company, accepted by the study team (which will consider in good faith the comments provided by Company), and approved by the relevant IRB(s) and the NHLBI in writing, and submitted to the FDA and any clinical hold issues have been responded to satisfactorily. The Protocol and any related documents are products of the NHLBI and will be deemed NHLBI Confidential Information, as defined in Section 11 (Confidential Information) of this Agreement. The Parties agree that Company may provide on a need to know basis and under an obligation of confidence the Protocol and any related documents to its identified partner, Teva Pharmaceutical Industries Ltd.; provided that the partner is also informed that the Confidential Information is proprietary to NHLBI.

6.2	The Parties agree that any alteration in or amendment to the Protocol must be accepted by the study team, and approved in writing by the relevant IRB(s) and the NHLBI and submitted to the FDA prior to such alteration or amendment becoming effective. Company will review any amendments or alterations to the Protocol and NHLBI will consider such comments in good faith in finalizing such amendments or alterations.

6.3	If trial is randomized, the NHLBI, through its contractors/grantees, will be responsible for performing the randomization. The NHLBI will determine who will have access to the randomization code.

6.4	Each Clinical Research Site, prior to participating in any NHLBI sponsored study, must submit their informed consent and other pertinent documents to the NHLBI or its designee.

7.	CASE REPORT FORM DEVELOPMENT

The NHLBI or its designee will be responsible for the development and subsequent revisions, if any, of the Case Report Forms with appropriate review and comment by the study team.

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

8.	HUMAN SUBJECTS PROTECTION

8.1	The NHLBI and the Company recognize the principles of respect for persons, beneficence (including minimization of harms and maximization of benefits), and justice as stated in the Belmont Report and will apply these principles in all research covered under this Agreement. The informed consent of each Human Subject participating in the Clinical Trial at a Clinical Research Site will be obtained prospectively using an IRB approved informed consent process, provided that the informed consent form will enable the Parties disclosure of the data generated under this Clinical Trial, subject to the applicable Privacy Laws. The informed consent document will be reviewed in advance by the Company, accepted by the study team (which will consider in good faith the comments provided by Company), and will be approved by the NHLBI, the FDA, and all appropriate IRBs.

8.2	The NHLBI or its designee and the Company acknowledge and accept their responsibilities for protecting the rights and welfare of Human Subjects set forth in 45 C.F.R. Part 46, Protection of Human Subjects (Revised November 13, 2001).

Therefore:

8.2.1	The NHLBI or its designee and the Company will maintain the confidentiality of Identifiable Private Information collected under the Clinical Trial and protect the privacy of the individual Human Subjects unless disclosure is required by law.

8.2.2	The NHLBI or its designee and the Company may inspect, but not copy, Human Subjects’ medical records that might also include information not directly connected to this Clinical Trial. However, the NHLBI or its designee and the Company agree that this information will remain confidential and will not be used for any purpose other than confirmation of Clinical Trial data.

8.2.3	The NHLBI and the Company agree that neither Party will, nor will they allow their contractors/grantees to, include names or personal identifiers that could lead to identification of individual Human Subjects in any release of data, reports or publications related to the Clinical Trial. The NHLBI will require that the Investigators not include names or personal identifiers that could lead to identification of individual Human Subjects in any release of data, reports or publications related to the Clinical Trial.

8.2.4	The NHLBI and the Company agree that neither Party will, nor will they allow their contractors/grantees to, use Identifiable Private Information about Human Subjects for any purpose not stated in the Protocol without the consent of the other Party and local site IRB approval. The NHLBI will require that the Investigators not use personally Identifiable Private Information for any purpose not stated in the Protocol and informed consent document without the written consent of both Parties and appropriate IRB approval.

8.2.5	The NHLBI and the Company agree to comply with the determinations of all IRBs overseeing this research.

8.2.6	Specimens, if any, and data provided to the Company during and after the Clinical Trial will be coded. Unequivocally, neither individual personal identifiers nor the key linking coded data to individuals will be released to the Company.

9.	DATA ANALYSIS AND MANAGEMENT, CLINICAL SPECIMENS AND ISOLATES

9.1	Pursuant to their Clinical Terms of Award, each Clinical Research Site will be responsible for the data, and scientific reporting of all results/data obtained from the Clinical Trial at the Investigator’s Clinical Research Site.

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

9.2	The NHLBI and/or CTSN DCC will have responsibility for the data management: collection, entry, and quality control edits (with implied verifications and documentation) and analysis of data obtained from the Clinical Trial in accordance with the Protocol.

9.3	In accordance with NIH Grant Policy, data obtained from the Clinical Trial is the property of the Investigator or the Clinical Research Site, as applicable that produces the data. However, NHLBI agrees that the Company, its affiliates, its contractors and its designees may review or use the data obtained from the Clinical Trial for purposes of seeking regulatory approval of the Test Article; provided, however, that NHLBI has received such request in writing and written authorization by the Company. The Company will receive interim safety data reports on study intervention patients only. These reports include, but are not limited to, adverse events, immune sensitization, and anti-murine and anti-bovine antibody reports.

9.4	Upon completion of the data analyses, the NHLBI through the CTSN DCC shall in a timely manner transfer to the Company a copy of the Study Report in a machine-readable format to be determined jointly by the Parties. If the Company requires that the data be provided to it in any customized format(s), the Company will pay for all costs associated with the customized data format(s). Within a reasonable time after the completion of the Clinical Trial, NHLBI through the CTSN DCC shall provide, in addition to Study Report, complete data sets excluding identifiable private information (patient line listings) for, to the extent permitted by law, use in and for any regulatory filing by or on behalf of the Company.

9.5	Subject to the right of the NHLBI and the Investigators to publish the data from this Clinical Trial as set forth in Section 10 (Publications and Press Releases) of this Agreement, the Company has the right to utilize the data reports in its possession from this Clinical Trial for all legitimate business or regulatory purposes. The NHLBI and the Company may provide any information regarding the Clinical Trial to governmental organizations including, but not limited to, the FDA, and the Securities and Exchange Commission (SEC) for all legitimate public health, regulatory or business purposes. Except for information related to regulatory or safety issues or under emergency circumstances where it is not practicable to do so and to the extent permitted by law, the NHLBI will not release information regarding the Clinical Trial to governmental organizations without prior notification to the Company.

10.	PUBLICATIONS and PRESS RELEASES

10.1	Any publications based on the results of the Clinical Trial and originating from NHLBI or the Investigators will conform to the latest version of the CTSN Grants Policy on Publication and Presentation. Unless requested otherwise by the Company, the NHLBI will acknowledge the Company as the source of the Test Article in any NHLBI publication resulting from the Clinical Trial and will request that the Investigators do the same in their publications resulting from the Clinical Trial, however, NHLBI’s request will not constitute a term or condition for making or renewing a grant award to an Investigator.

10.2	Recognizing that employees of either Party may play an important role in the design, analysis, and interpretation of the findings of the Clinical Trial, each Party will include appropriate individuals from the other Party in the authorship of publications resulting from the Clinical Trial, in accordance with the generally accepted customs pertaining to authorship (as detailed in the NHLBI-approved CTSN Manual of Procedures), and NHLBI will require the Investigators to include appropriate individuals from both Parties in their publications resulting from the Clinical Trial.

10.3

Each Party will, and NHLBI will request that the Investigators provide the other Party with a copy of any abstract, manuscript or other disclosure containing data not previously reviewed by the other Party (“Publication”) prior to submission for publication with sufficient time for review and

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

comment (5 business days for abstracts, 30 calendar days for any other publication). Each Party agrees that, following the receiving Party’s review of the abstract and/or manuscript for the maximum periods of time specified above, and subject to other restrictions contained in this Agreement, the submitting Party and/or the Investigators will be free to publish, present or use any Clinical Trial data, unless Company determines during the thirty (30) day review period that the Publication contains patentable subject matter, then and at Company’s discretion, the disclosure will be postponed for an additional forty-five (45) days in order to allow for the preparation of patent applications covering said patentable subject matter. Further, each Party shall receive any comments or edits from any editorial committees post-submission in order to consider and comment prior to any final publication.

10.4	Each Party will provide, and NHLBI will request that the Investigators provide, a copy of any proposed press release to the other party for review at least five (5) business days in advance of proposed publication. Each Party agrees that, following the receiving Party’s review of the proposed press release for the maximum periods of time specified above, the submitting Party and/or the Investigators will be free to publish the press release.

11.	CONFIDENTIAL INFORMATION

11.1	Either Party may disclose and/or receive Confidential Information under the terms and conditions of this Agreement. Each receiving Party will limit its disclosure and use of the disclosing Party’s Confidential Information to the amount necessary to conduct the Clinical Trial. Each Party receiving Confidential Information agrees that any information a reasonable person under similar circumstances would consider to be confidential will be used by it only for the purposes of the Clinical Trial and not further used or disclosed.

11.2	Unless expressly provided otherwise, neither Party will disclose, copy, reproduce or otherwise make the disclosing Party’s Confidential Information available to any other person or entity without the consent of the disclosing Party unless required by a court or administrative body of competent jurisdiction, the Freedom of Information Act (FOIA), 5 U.S.C. § 552, 45 C.F.R. Part 5, or other applicable laws and/or regulations to disclose the Confidential Information, except that the NHLBI may disclose the Company’s Confidential Information to the Investigators solely and as necessary for the conduct of the Clinical Trial for purposes of the Clinical Trial. The NHLBI will require the Investigators to maintain the confidentiality of Confidential Information in accordance with the terms of this Agreement.

11.3	Each Party will use the same level of care it uses with its own Confidential Information, but no less than a reasonable level of care, in maintaining the confidentiality of the other Party’s Confidential Information. While the NHLBI will endeavor to control the distribution of the Protocol document itself, the Company acknowledges that some Government documents are available (with abstracts) to the public under the FOIA. In addition, current NHLBI policy requires that a brief synopsis and the recruitment status of selected Clinical Trials be posted in the NHLBI Clinical Trial Database, a part of the ClinicalTrials.gov registry of clinical studies, available through the NIH Website.

11.4	Each Party agrees that the receiving Party is not liable for the disclosure of Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given an opportunity to seek a court order to enjoin from disclosure.

11.5

Each Party’s obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined above or five (5) years from the Effective Date of this Agreement or completion of the Study Report and

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

transfer of data sets (excluding identifiable private information) to Company, whichever occurs earlier. Either Party may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

12.	INTELLECTUAL PROPERTY

12.1	Ownership of any invention made solely or jointly by the NHLBI, the Clinical Research Sites and Investigators, or other NHLBI contractors or grantees as a consequence of conducting the Clinical Trial and involving the Test Article, will be determined under U.S. laws pertaining to intellectual property created in the course of federally-funded research. Neither Party claims by virtue of this Agreement any right, title, nor interest in or to any issued Patents or pending Patent applications owned or controlled by the other Party as of the date of this Agreement. Nothing in this Agreement will be construed as granting any license or obligation to license any intellectual property owned by the Company to the NHLBI with respect to the Test Article other than the limited right to use the Test Article for the performance of the Protocol in accordance with the terms of this Agreement.

12.2	NHLBI Intellectual Property

12.2.1	The Government will retain title to any Patent, pending patent applications or other intellectual property rights in Inventions made solely by NHLBI employees in the course of the Clinical Trial.

12.3	Company Intellectual Property. The Company will retain title to any Patent or other intellectual property rights in Inventions made by its employees during the course of the Clinical Trial.

12.4	Clinical Research Site/Investigator Intellectual Property. This Agreement does not grant or preclude intellectual property rights, including but not limited to inventions made by Clinical Research Sites, the Investigators or other NHLBI contractors or grantees during the course of the Clinical Trial.

12.5	Joint NHLBI-Company Intellectual Property. The NHLBI and the Company will have joint intellectual property rights in Inventions made jointly by their employees during the course of the Clinical Trial.

13.	FORCE MAJEURE

Neither Party will be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this Agreement, and which it has been unable to overcome by the exercise of due diligence. In the event of the occurrence of such a force majeure event, the Party unable to perform will promptly notify the other Party. It will further use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

14.	LIABILITY, INDEMNIFICATION, INSURANCE & RESEARCH RELATED INJURY

14.1	Liability. In view of the Anti-Deficiency Act, 31 U.S.C § 1341, NHLBI cannot agree to indemnify the Company for its losses. Each Party will be liable for the losses, claims, damages, or liabilities that it incurs as a result of its activities under this Agreement except that the NHLBI, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. Ch. 171. The Company’s right and obligation to defend NHLBI and the Company’s control over the defense and settlement of any claim against NHLBI will be subject to the consent of NHLBI and the Department of Justice.

14.2

Indemnification. The Company will defend, indemnify and hold harmless NHLBI, its grantees and contractors and their respective agents and employees (“Indemnitee(s)”) from any and all third party liabilities, damages, losses, claims, action, suits and expenses, including attorneys’ fees and

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

court costs (collectively “Claims”) to the extent caused by the administration or use of the Test Articles during the course of the Clinical Trial, provided, however, that Company’s obligation to so indemnify Indemnitee(s) will only apply if each of the following conditions is met:

14.2.1	The Claim was not proximately caused by the Indemnitee(s)’ failure to conduct the Clinical Trial in accordance with the Protocol and this Agreement;

14.2.2	The Claim was not caused by the gross negligence, recklessness or willful misconduct of any Indemnitee, provided that any action properly taken by the Indemnitee in compliance with the Protocol or written instructions from the Company will be deemed, for purposes of this condition, not to be negligent, and provided further that if a Claim is jointly caused by the negligence of any Indemnitee and the administration or use of the Test Articles, then the Company will provide defense and indemnification to the extent the Claim was caused by the administration or use of the Test Articles;

14.2.3	The Company is promptly notified of the Claim, provided that the failure to give such notice will not abrogate or diminish the Company’s defense and indemnity obligation if the Company has or receives knowledge of the existence of the Claim by any other means or if such failure does not prejudice the Company’s ability to defend the Claim;

14.2.4	The Company will have the ability to participate jointly with the Department of Justice in the defense and settlement of the claim, subject to the requirements of 28 U.S.C. 516,518 and 519;

14.2.5	The Company will have the right to select its own defense counsel to undertake the joint defense and settlement of the Claim.

14.3	The Company will provide a diligent defense against and/or settlement of any Claims for which defense and indemnification are provided under this Agreement whether such Claims are rightfully or wrongfully made. The Company will have the right to settle such Claims, at the Company’s sole expense and in the Company’s sole discretion. Indemnitee(s) will fully cooperate, at the Company’s expense, with the Company and its legal representatives in the investigation and defense of any Claim for which defense and indemnification are provided under this Agreement.

14.4	The Indemnitee(s) will at all times have the right to fully participate in the defense of any Claim at their own expense and for their own account. If the Company will, within a reasonable time after notice, fail to defend any Claim for which defense and indemnification are provided under this Agreement, the Indemnitee(s) will have the right, but not the obligation, to undertake the defense of and to compromise or settle the Claim on behalf, for the account, and at the risk of the Company. The Company may not consent to the entry of any judgment or enter into any compromise or settlement with respect to any third party claim without the prior written consent of the Indemnitee(s) (not to be unreasonably withheld, conditioned or delayed) unless the Company is exercising a right to control the conduct of the defense of a third party claim and the terms, conditions and existence of such judgment, compromise or settlement are confidential and such judgment, compromise or settlement (A) provides for the payment by the Company of money as sole relief for the claimant; (B) results in a dismissal with prejudice of such third-party claim, including a full and general release of the Indemnitee(s) and its Affiliates from all liabilities arising or relating to, or in connection with, the third party; and (C) includes an affirmative statement that there is no finding or admission of any violation of any law or the rights of any person or entity, and has no adverse effect on any other claims that may be made against the Indemnitee(s). The Indemnitee(s) will have no liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any third-party claim effected without the Company’s consent.

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

14.5	Insurance. The Company represents and warrants that it will secure and maintain in full force and effect, both during the performance of the Clinical Trial and following the termination or completion of the Clinical Trial, sufficient insurance coverage to: 1) fulfill its indemnification obligations expressed in the agreement, and 2) cover the costs of medical care required to treat or stabilize adverse reactions suffered by Human Subjects who received Test Article in accordance with the approved Protocol as set forth as follows in Section 14.6. Upon request, the Company will provide evidence of its insurance or self-insurance to NHLBI.

14.6	Human Subject Injury or Illness Attributable to the Test Article. The Company agrees to assume responsibility for the reasonable costs of medical care, to the extent such costs are not covered by the Human Subject’s medical or hospital insurance or by third party or governmental programs providing such coverage, of reasonable and medically necessary treatment of any adverse reaction, illness or injury reasonably attributable to the use of the Test Article, experienced by a Human Subject enrolled in the Clinical Trial to the extent such expenses are not the result of the Human Subject’s pre-existing abnormal medical condition or underlying disease, or gross negligence by the investigator or NHLBI except for such costs that arise from: (i) a failure to adhere to the material terms of the Protocol by Clinical Research Sites, or (ii) negligence or willful misconduct on the part of Clinical Research Sites. For purposes of this determination and the Company’s obligation under this Agreement, “attributable” means that the receipt of the Test Article and the Clinical Trial Human Subject’s illness or injury are reasonably related in time, and the illness or injury is more likely explained by the receipt of the Test Article than any other cause. The payment or offer of payment of any amount by the Company on behalf of a Human Subject or his or her healthcare insurer or other third party payer under this Section is not an admission of fault or liability by any one or more of (a) the United States Government or any agency thereof; (b) the Clinical Research Site, or its affiliate organizations, or (c) the Company, its employees or agents, and any such payment or offer of payment will not be considered a waiver of any defense or other legal right by any of the foregoing in any legal, administrative or similar proceeding.

14.7	LIMITATION ON LIABILITY. IN NO EVENT SHALL COMPANY BE LIABLE TO NHLBI, INVESTIGATOR OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, HOWEVER CAUSED AND WHETHER SUCH CLAIM IS BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF COMPANY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.8	DISCLAIMER. EXCEPT AS SPECIFICALLY STATED IN SECTION 5.6 OR IN REPRESENTATIONS OR WARRANTS MADE ELSEWHERE IN THIS AGREEMENT, COMPANY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

15.	DISPUTES

Any dispute arising under this Agreement that is not disposed of by Agreement of the Parties will be submitted jointly to the signatories of this Agreement. If the signatories are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the dispute will be referred to the Director of NHLBI (or his/her designee) and an appropriate authorized representative of the Company for resolution. If the Director of NHLBI, (or his/her designee) and the authorized representative of the Company are unable to jointly resolve the dispute within 30 calendar days, either Party may pursue any and all administrative or judicial remedies that may be available.

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

16.	INDEPENDENT CONTRACTORS

In the performance of all work under this Agreement, neither Party is authorized or empowered to act as agent for the other for any purpose and will not, on behalf of the other Party, enter into any contract, warranty, or representation as to any matter. Neither Party will be bound by the acts of the other Party.

17.	NON-ENDORSEMENT

By entering into this Agreement, the NHLBI does not directly or indirectly endorse any product or service provided, or to be provided, by the Company. The Company will not in any way state or imply that this Agreement is an endorsement of those product(s) or service(s) by the Government or any of its organizational units or employees. However, the Company may reference or use publications and reports based on the Clinical Trial for legitimate business and regulatory purposes.

18.	AMENDMENTS

Modifications to this Agreement will not be effective unless made in writing, as mutually agreed, and signed by a duly authorized representative of each Party.

19.	SURVIVABILITY

The provisions Sections 2 (Clinical Research Sites & Investigator), 3 (Investigational New Drug Application Sponsorship), 5 (Supply, Distribution, and Use of Test Article), 8 (Human Subjects Protection), 9 (Data Analysis and Management, Clinical Specimens and Isolates), 10 (Publications and Press Releases), 11 (Confidentiality Information), 12 (Intellectual Property), 14 (Liability, Indemnification, Insurance and Research Related Injury), 15 (Disputes), 16 (Independent Contractors), 17 (Non-Endorsement), 18 (Amendments), and this Section 19 (Survivability); will survive the expiration or earlier termination of this Agreement.

20.	ENTIRE AGREEMENT AND SEVERABILITY

This Agreement constitutes the entire Agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any prior understanding or written or oral Agreement. The provisions of this Agreement are severable and, in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such determination will not in any way affect the validity and enforceability of the remaining provisions of this Agreement.

21.	ASSIGNMENT

Neither this Agreement nor any rights or obligations of any Party hereunder will be assigned or otherwise transferred by either Party without the prior written notification of the other Party.

22.	APPLICABLE LAW

This Agreement will be construed in accordance with Federal law as applied by the Federal courts in the District of Columbia.

23.	TERM AND TERMINATION

23.1	Unless terminated sooner in accordance with this Section 23, this Agreement will expire upon completion of the Clinical Trial.

23.2	The Parties may terminate this Agreement at any time by mutual written consent.

23.3	Either Party may unilaterally terminate this Agreement at any time by giving written notice at least thirty (30) calendar days prior to the desired termination date in event of IRB approval withdrawal or if necessary to protect the safety of Human Subjects.

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

23.4	Company may terminate this Agreement if the Principal Investigator becomes unavailable for or withdraws from the Clinical Trial, and NHLBI is unable to appoint a successor within thirty (30) days after NHLBI is notified of such unavailability or withdrawal.

23.5	Company may also terminate this Agreement if Company elects to abandon development of the Test Article for the indication being studied under this Clinical Trial.

23.6	The Parties agree that should the Company terminate this Agreement prior to completion of the Clinical Trial, the Clinical Trial will be completed if medically and ethically appropriate. In that event, the Company will use its best commercial efforts to supply enough Test Article to complete the Clinical Trial for the maximum number of Human Subjects identified in the approved Protocol at the time of Company’s notice of termination.

23.7	In the event the Company elects to terminate its obligations under the terms of this Agreement, due to an unexpected dissolution of the Company, the Company must notify NHLBI within at least 30 days of the dissolution.

23.8	Either party may terminate this Agreement at any time by giving written notice at least thirty (30) calendar days prior to the desired termination date.

24.	NOTICES

Any notice or report required under the terms of this Agreement will be sent to the other Party at the following addresses. Any notice will be deemed to be effective when delivered to the other Party by courier, registered mail (with return receipt) or via facsimile followed by confirmational hard copies sent via international courier when it is necessary to receive or deliver documents within a very short period of time (less than one day).

For the Company:

Mesoblast, Inc.

505 Fifth Avenue, 3rd Floor

New York, New York 10017

Attn: Chief Medical Officer

With mandatory copy to: Mesoblast Legal Department

For technical matters:

Mesoblast, Inc.

505 Fifth Avenue, 3rd Floor

New York, New York 10017

Attn: Chief Medical Officer

With mandatory copy to: Mesoblast Legal Department

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

For the NHLBI:

For technical and clinical matters:

Dr. Marissa Miller, NHLBI Program Officer for CTSN

Chief, Advanced Technologies & Surgery Branch

Division of Cardiovascular Sciences

National Heart, Lung, and Blood Institute

National Institutes of Health

6701 Rockledge Drive, Room 8218

Bethesda MD 20892-7992

Phone: 301.594.1542

Fax: 301.480.1336

For regulatory and safety matters:

Dr. Wendy Taddei-Peters, CTSN Regulatory & Clinical Trial Specialist

Office of Special Projects

Division of Cardiovascular Sciences

National Heart, Lung, and Blood Institute

National Institutes of Health

6701 Rockledge Drive, Room 8144

Bethesda MD 20892-7992

Phone: 301.435.7818

Fax: 301.480.7971

SIGNATURES BEGIN ON THE NEXT PAGE

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

If the Company agrees with the terms of this Agreement for the Clinical Trial in accordance with the Protocol designated as Protocol # CTSNLVAD02 titled “Safety and Efficacy of Intramyocardial Injection of Mesenchymal Precursor Cells on Myocardial Function in LVAD Recipients”, please have an authorized representative sign below.

FOR NHLBI:

Gary H. Gibbons, MD	Date
Director, NHLBI

Dr. Michael Lauer, Director, DCVS, NHLBI	Date

FOR COMPANY:

(Signature)	Date

Donna Skerrett, MD, MS

Chief Medical Officer

Mesoblast, Inc.

275 Madison Avenue

New York. NY 10016

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NHLBI Extramural Clinical Trial Agreement (Cooperative Agreement)	CTSN DCC Protocol # CTSNLVAD02
Mesoblast – DCVS, NHLBI	July 2014

ATTACHMENT 1

Test Article (MPCs and Control) Supply Schedule

The Company agrees to provide an initial inventory of 2 (two) ampoules of allogeneic MPCs, each ampoule containing 150 million MPCs) and 2 (two) ampoules Control (50% Alpha-MEM/42.5% ProFreeze NAO Freezing Medium/7.5% DMSO) – to each CTSN Clinical Research Site, as identified by the NHLBI, within 48-72 hours of notification by the NHLBI or its designee that the site has been approved to begin enrollment.

When notified by an approved Clinical Research Site, the Company shall initiate requested shipment of replenishment inventory of one (1) ampoule containing 150 million MPCs or Control (50% Alpha-MEM/42.5% ProFreeze NAO Freezing Medium/7.5% DMSO) within twenty-four (24) hours of notification. Initiation will require coordination with the Clinical Site coordinator or designee, the DCC and the Company and is estimated to take 48-72 hours for delivery at the identified site.

A maximum of one hundred twenty (120) ampoules of MPCs is allocated to this Study and the Company has no obligation to supply in excess of those one hundred twenty (120) ampoules of MPCs.

Subject to Section 14 (FORCE MAJEURE) of this Agreement, the Company hereby agrees that the Company’s failure to maintain site inventory and to transfer Test Article (MPC and Control) to Clinical Research Sites as contemplated by and in accordance with this Agreement and this Attachment 1 shall constitute a material breach of the Agreement.

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